AMENDMENT OF NOTE PURCHASE AGREEMENT


      THIS AGREEMENT made and entered into on this 18th day of February, 1998, by and between Cucos Inc., a Louisiana corporation (hereinafter the "Company"), Sadie Ferrara wife of/and Frank J. Ferrara and Jolie Khoury wife of/and Elie Khoury (hereinafter collectively the "Purchasers" or each a "Purchaser").

     WHEREAS, on July 28, 1995, the Company and Elie Khoury, Frank Ferrara and Jerome Karam entered into a Note Purchase Agreement, under which the Company issued Zero-Coupon Convertible Secured Notes Due June 30, 2015, in the aggregate principal amount of $500,000, and Elie Khoury, Frank Ferrara and Jerome Karam purchased the said Notes; and

      WHEREAS, on or about February 24, 1997, Jolie Khoury wife of/and Elie Khoury and Sadie Ferrara wife of/and Frank
J. Ferrara bought from Jerome Karam, his interest in the said convertible notes; and

      WHEREAS, the Note Purchase Agreement provides that the Notes can be converted into shares of common stock of the Company, in whole or in part, at any time during the "Conversion Period of the Notes"; and

     WHEREAS, the Conversion Period of the Notes commences on the earliest of the "fifth anniversary of the Closing
Date  ..." as provided in Section 10.1 of the Note  Purchase
Agreement; and

      WHEREAS,  the parties now wish to amend the said  Note
Purchase Agreement to allow the immediate conversion of the said Notes into shares of common stock of the Company.

     NOW THEREFORE KNOW ALL MEN BY THESE PRESENTS:

     That for and in consideration of the mutual benefits to be gained by the Company and the Purchasers, the parties do hereby agree to amend the Note Purchase Agreement in the following respects:

      1. Section 10.1 of the Note Purchase Agreement is hereby amended so that the Conversion Period of the Notes is changed from commencing on the earliest of "the fifth anniversary of the Closing Date" to "the second anniversary of the Closing Date...". In all other respects Section 10.1 of the Note Purchase Agreement shall remain unchanged and in full force and effect.

     In all other respects the Note Purchase Agreement shall remain unchanged and in full force and effect.

     Metairie, Louisiana, this 18th day of February, 1998.


                    CUCOS INC.

                    By:  Vincent J. Liuzza, Jr., Chairman